EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of inTEST Corporation and subsidiaries of our report dated March 27, 2014, relating to our audits of the consolidated financial statements, included in the Annual Report on Form 10-K of inTEST Corporation, for the year ended December 31, 2013.

/s/ McGladrey LLP

Blue Bell, Pennsylvania
August 5, 2014